UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 7, 2015

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements.  Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in BioTime’s periodic reports filed with the SEC under the heading “Risk Factors” and other filings that BioTime may make with the Securities and Exchange Commission.  Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change.  Except as required by law, BioTime disclaims any intent or obligation to update these forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

Amendment of Co-Development and Option Agreement

On March 7, 2015, LifeMap Solutions, Inc. (“Solutions”), a subsidiary of our subsidiary LifeMap Sciences, Inc. (“LifeMap Sciences”), entered into an amendment (the “Amendment”) of its Co-Development and Option Agreement (the “Agreement”) with the Icahn School of Medicine at Mount Sinai, a nonprofit education corporation (“Mount Sinai”).  Under the Agreement, Solutions and Mount Sinai have agreed to work cooperatively to develop internet, web-based, mobile user or consumer software products to provide users with information that may potentially aid them in improving lifestyle and healthcare decisions and outcomes.  The planned products are envisioned to provide information based on interpretations of one or more components of: clinical, genetic, wearable device, and other data relating to human disease, health or wellness.

The Amendment primarily adds to the scope of the Agreement the development of a non-commercial research application that Mount Sinai will use in a research study of asthma patients, and the development of a commercial application for consumers suffering from another chronic disease.  The Amendment also adds certain intellectual property that may be used in developing products under the Agreement and to which Solutions may, by exercising its option under the Agreement, obtain a license for commercializing products developed under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: March 12, 2015	By:	/s/ Michael D. West
Chief Executive Officer